Exhibit 99.2

March 25, 2003

Cabletel Communications Corp.
230 Travail Road
Markham, Ontario
L3S 3J1

By Fax: (905) 475 9571 (2 pages)

Attn: Mr. Ron Eilath, C.A., C.P.A. (EVP and CFO)

RE: Waivers to Credit Agreement dated May 13, 2002

LaSalle Business Credit, a division of ABN AMRO Bank N.V., Canada Branch (“LaSalle”) wishes to advise of the following waivers and amendment to the Credit Agreement between Cabletel Communications Corp. (“Borrower”) and LaSalle, dated May 13, 2002 (the “Credit Agreement”) as amended.

1.	LaSalle waives the requirement, under paragraph 10(o)(i) of the Credit Agreement, for Borrower to maintain an Adjusted Net Worth of not less than Five Million Sixty Three Thousand Six Hundred and Five Canadian Dollars (CAD$5,063,605) as currently calculated based on the internal financial statements as at December 31, 2002, subject to adjusted net worth being not less than Four Million Eight Hundred and Fifty Thousand Canadian Dollars (CAD$4,850,000) as reflected in the Borrower’s audited consolidated financial statements for the fiscal year ended December 31, 2002.

2.	LaSalle waives the requirement, under paragraph 10(o)(ii) of the Credit Agreement, for Borrower to maintain an Interest Coverage Ratio of not less than 1.50 to 1.00 for the Fiscal Quarter End December 31, 2002 subject to the interest coverage ratio being not less than 1.35:1.00 for the Fiscal Quarter End December 31, 2002 as reflected on the Borrower’s audited consolidated financial statements for the fiscal year ended December 31, 2002.

3.	LaSalle waives the requirement, under paragraph 10(o)(iv) of the Credit Agreement, for Borrower to maintain a Debt Service Coverage Ratio of not less than 1.00 to 1.00 for the Fiscal Quarter End December 31, 2002 subject to the debt service coverage ratio being not less than 0.35:1.00 for the Fiscal Quarter End December 31, 2002 as reflected on the Borrower’s audited consolidated financial statements for the fiscal year ended December 31, 2002.

4.	Paragraph 3(a) of the Credit Agreement is amended by deleting “one and one-half percent (1.5%)” and replacing it with “two percent (2.0%)”.

A waiver fee of Ten Thousand Canadian Dollars (CAD$10,000) will be debited to the Borrower’s account with LaSalle.

These waivers are subject to the provisions of the Credit Agreement relating to waivers. These waivers apply only to the specific items and only as at the dates referred to in this letter. All other terms and conditions of the Credit Agreement remain unchanged.

The amendments referenced herein constitute amendments of the specific subject matter, effective as at the date of this letter and, except as set forth above, shall in no way modify or alter the Credit Agreement or the “Other Agreements” (as referred to in the Credit Agreement), all of which remain in full force and effect, unamended.

Yours very truly,

s/s Darcy Mack Darcy Mack Vice President	s/s Keith Hughes Keith Hughes Senior Vice President

Acknowledgement and Agreement

The undersigned acknowledge and agree to the terms of this waiver dated March 24, 2003.

Cabletel Communications Corp.		Stirling Connectors U.S.A., Inc.

Per:	s/s Ron Eilath Name: Ron Eilath Title: Chief Financial Officer	Per:	s/s D. Gregroy Walling Name: D. Gregory Walling Title: President